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                                                                    EXHIBIT 99.1


For more information, contact:
Extreme Networks
John Carvell                                     Valerie Bellofatto
Director of Investor Relations                   Director of Public Relations
408/579-3030                                     408/579-2963
investor_relations@extremenetworks.com           vbellofatto@extremenetworks.com
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                   EXTREME NETWORKS ANNOUNCES PRICING OF 3.5%
               CONVERTIBLE SUBORDINATED NOTES IN PRIVATE OFFERING

SANTA CLARA, Calif., Nov. 30 /PRNewswire/ -- Extreme Networks, Inc. (Nasdaq:
EXTR - news) today announced that it has completed the pricing of $175.0 million
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of convertible subordinated notes due 2006 ($200.0 million if the initial purchasers exercises in full their option to purchase additional notes) in a private placement. Interest on the notes will accrue at an annual rate of 3.5%. The notes will mature on December 1st, 2006 and are convertible into Extreme Networks' common stock at a conversion price of approximately $20.96 per share, subject to adjustment. The closing of the offering is subject to customary closing conditions.

Extreme Networks intends to use the net proceeds of the anticipated offering for working capital and other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Except for statements of historical fact, the statements contained in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Extreme Networks' expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Extreme Networks as of the date hereof, and Extreme Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Other risks relating to Extreme Networks' business are set forth in Extreme Networks' Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

NOTE: Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and other countries.